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                             NOTE PURCHASE AGREEMENT


                                     BETWEEN


                          EMISPHERE TECHNOLOGIES, INC.


                                       AND


                        ELAN INTERNATIONAL SERVICES, LTD.


                     --------------------------------------

                            ZERO COUPON NOTE DUE 2006

                     --------------------------------------


                            DATED AS OF JULY 2, 1999

================================================================================

                                TABLE OF CONTENTS


1.    Definitions......................................................2

2.    Purchase And Sale; Purchase Price................................5
      (a)   Purchase...................................................5
      (b)   Closing....................................................5

3.    Representations, Warranties, Covenants, Etc. of the Buyer........5
      (a)   Purchase for Investment....................................5
      (b)   Non-U.S. Person............................................5
      (c)   Company Reliance...........................................5
      (d)   Information Provided.......................................6
      (e)   Absence of Approvals.......................................6
      (f)   Note Purchase Agreement....................................6

4.    Representations, Warranties and Covenants of the Company.........7
      (a)   Organization and Authority.................................7
      (b)   Qualifications.............................................7
      (c)   Capitalization.............................................7
      (d)   Corporate Authorization....................................7
      (e)   Non-contravention..........................................8
      (f)   Approvals..................................................8
      (g)   SEC Filings................................................8
      (h)   Absence of Certain Proceedings.............................9
      (i)   Absence of Brokers, Finders, Etc...........................9
      (j)   No Solicitation; Compliance................................9
      (k)   Licenses; Permits.........................................10
      (l)   Subsequent Events.........................................10
      (m)   Tax Matters...............................................10
      (n)   Property..................................................11
      (o)   Contracts.................................................11
      (p)   Environmental Matters.....................................11
      (q)   Labor Matters.............................................12
      (r)   Insurance.................................................12
      (s)   Employee Benefits.........................................12
      (t)   Books and Records.........................................12

5.    Certain Covenants...............................................12
      (a)   Transfer Restrictions.....................................12
      (b)   Restrictive Legends.......................................13
      (c)   State Securities Laws.....................................13
      (d)   Commercially Reasonable Efforts...........................13
      (e)   Debt Obligation...........................................13
      (f)   Filings...................................................14

6.    Conditions to the Company's Obligation to Issue.................14

7.    Conditions to the Buyer's Obligation to Purchase................14

8.    Miscellaneous...................................................15
      (a)   Governing Law.............................................15
      (b)   Headings..................................................15
      (c)   Severability..............................................15
      (d)   Notices...................................................15
      (e)   Counterparts..............................................17
      (f)   Entire Agreement; Benefit.................................17
      (g)   Standstill Agreement......................................17
      (h)   Waiver....................................................17
      (i)   Amendment.................................................17
      (j)   Further Assurances........................................17
      (k)   Expenses..................................................18

         NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of July 2, 1999, between EMISPHERE TECHNOLOGIES, INC., a Delaware corporation, (the "Company"), and ELAN INTERNATIONAL SERVICES, LTD., a company incorporated under the laws of Bermuda (the "Buyer").

                                    RECITALS

            A. On September 26, 1996, Elan Corporation, plc ("Elan"), a company incorporated under the laws of Ireland, the Company and Ebbisham Limited, a company incorporated under the laws of Ireland ("Ebbisham"), entered into a Joint Venture Agreement (the "JV Agreement") and various related license and other agreements under which Elan and the Company established Ebbisham, and each of Elan and the Company licensed patents and know-how to Ebbisham for a specified field of use.

            B. As of the date of this Agreement, Elan has made loans to Ebbisham under the JV Agreement in the aggregate amount of [* * *] (the "Loans").
 Specifically: (i) Prior to the date of this Agreement, Elan made loans to Ebbisham in the aggregate amount of [* * *]; and (ii) On the date of this Agreement, Elan made a loan to Ebbisham in the amount of [* * *], which amount reflected (x) Elan's obligation to make additional loans to Ebbisham in the amount of [* * *] less (y) [* * *] owed by Ebbisham to Elan for services previously rendered.

            C. On the date of this Agreement, Elan, the Company and Ebbisham entered into the Termination Agreement which provides for, among other things,
 (i) the termination of the JV Agreement and some of the related license and other agreements, (ii) the transfer by Elan of [* * *] "A" Ordinary Shares of Ebbisham stock to the Company in exchange for [* * *], as a result of which Ebbisham became a wholly owned subsidiary of the Company and (iii) the transfer by Elan of all of its right, title and interest to [* * *] Patent Application [* * *] filed [* * *] to the Company.

            D. On the date of this Agreement, Elan and the Company entered into a license agreement (the "License Agreement") whereby Elan has licensed to the Company rights relating to [* * *] Patent [* * *] and [* * *] Patent [* * *]. Under the License Agreement, license fees in the aggregate amount of [* * *] are payable by the Company to Elan (the "License Fees").

            E. On the date of this Agreement, Elan acknowledged that the issuance of the Note to the Buyer, its wholly owned subsidiary, satisfied the obligations of Ebbisham under the Loans and of the Company to pay the License Fees.

            F. On the date of this Agreement, the Company acknowledged that the issuance of the Note to the Buyer satisfied the obligations of Ebbisham under the Loans and of the Company to pay the License Fees.

            G. In repayment of the Loans and payment of the License Fees, the Company wishes to issue the Note to the Buyer, upon the terms and subject to the conditions of this Agreement.

            In consideration of the premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

 1.   Definitions.

            All the agreements or instruments defined in this Agreement shall mean agreements or instruments as the same may from time to time be supplemented or amended or the terms of which may be waived or modified to the extent permitted by, and in accordance with, their terms and the terms of this Agreement.

            The following terms shall have the following meanings (these meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Agreement" has the meaning provided in the recitals to this Agreement.

            "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

            "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

            "Buyer" has the meaning provided in the recitals to this Agreement.

            "CERCLA" has the meaning provided in Section 4(p) of this Agreement.

            "Closing Date" means 12:00 noon, New York City time, on July 2, 1999 or another mutually agreed to time.

            "Common Stock" means the Common Stock, $.01 par value, of the Company.

            "Company" has the meaning provided in the recitals to this Agreement.

            "Contracts" has the meaning provided in Section 4(e) of this Agreement.

            "Ebbisham" has the meaning provided in the recitals to this Agreement.

            "Elan" has the meaning provided in the recitals to this Agreement.

            "Environmental Law" has the meaning provided in Section 4(p) of this Agreement.

            "ERISA" has the meaning provided in Section 4(s) of this Agreement.

            "Event of Default" has the meaning provided in the Note.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "JV Agreement" has the meaning provided in the recitals to this Agreement.

            "License Agreement" has the meaning provided in the recitals to this Agreement.

            "License Fees" has the meaning provided in the recitals to this Agreement.

            "Loans" has the meaning provided in the recitals to this Agreement.

            "Material Adverse Effect" has the meaning provided in Section 4(b) of this Agreement.

            "NASD" means the National Association of Securities Dealers, Inc.

            "Nasdaq" means the Nasdaq Stock Market, Inc.

            "1934 Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

            "1933 Act" means the Securities Act of 1933, as amended, or any successor statute.

            "Note" means the Zero Coupon Note due July 2, 2006 of the Company in the form of Annex A to this Agreement.

            "Permits" has the meaning provided in Section 4(k) of this Agreement.

            "Permitted Transferee" means any Person which is an Affiliate or a subsidiary, including an off-balance sheet special purpose vehicle, of the Buyer or Elan.

            "Person" means any natural person, corporation, partnership, limited liability company, trust, incorporated organization, government, governmental agency or political subdivision of them.

            "Preferred Shares" means the Preferred Stock, par value $.01 per share, of the Company, of which 200,000 shares have been designated Series A Junior Participating Preferred Stock.

            "Proprietary Rights" has the meaning provided in Section 4(n) of this Agreement.

            "Regulation D" means Regulation D under the 1933 Act.

            "Regulation S" means Regulation S under the 1933 Act.

            "SEC" means the Securities and Exchange Commission or any successor agency.

            "SEC Reports" means all periodic and other reports filed by the Company with the SEC under the 1934 Act after July 31, 1996 and before the date of this Agreement, in each case as filed with the SEC and including the information and documents incorporated in them by reference.

            "Standstill Agreement" means Section 5.3 of the Purchase Agreement by and between the Company and the Buyer dated as of October 18, 1995, as amended.

            "Subsidiary" means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

            "Termination Agreement" means the Termination Agreeement dated as of the date of this Agreement among the Company, Elan and Ebbisham.

            "Transaction Documents" means, collectively, this Agreement and the Note and the other agreements, instruments and documents contemplated by them.

 2.   Purchase And Sale; Purchase Price.

            (a) Purchase. The Buyer agrees to purchase from the Company, and the Company agrees to issue to the Buyer, on the Closing Date, the Note in repayment of the Loans and payment of the License Fees.

            (b) Closing. The issuance of the Note shall occur on the Closing Date at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York. At the closing, upon the terms and subject to the conditions of this Agreement, the Company shall issue and deliver to the Buyer the Note and the Buyer shall issue and deliver to the Company an acknowledgment of the repayment of the Loans and payment of the License Fees in a form reasonably satisfactory to the Company.

 3.   Representations, Warranties, Covenants, Etc. of the Buyer.

            The Buyer represents and warrants to the Company that the following matters are true and correct on the date of execution and delivery of this Agreement and will be true and correct on the Closing Date, and the Buyer covenants and agrees with the Company as follows:

            (a) Purchase for Investment. The Buyer is purchasing the Note for its own account for investment and not (1) with a view towards the public sale or distribution of them within the meaning of the 1933 Act or (2) for the account of or on behalf of any "U.S. person" (as the term is defined in Regulation S).

            (b) Non-U.S. Person. The Buyer is outside the United States and is not a "U.S. person" (as the term is defined in Regulation S).

            (c) Company Reliance. The Buyer and its Affiliates understand that the Note is being issued to the Buyer in reliance on one or more exemptions from the registration requirements of the 1933 Act and exemptions from state securities laws and that the Company is relying upon the truth and accuracy of, and the compliance of the Buyer and its Affiliates with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth in this

 Agreement, in order to determine the availability of exemptions and the eligibility of the Buyer to acquire or receive an offer to acquire the Note.

            (d) Information Provided. The Buyer, its Affiliates and their advisors, if any, have requested, received and considered all information relating to the business, properties, operations, financial condition or results of operations of the Company and information relating to the issuance of the Note deemed relevant by them; the Buyer, its Affiliates and their advisors have been afforded the opportunity to ask questions of the Company concerning the terms of the offering of the Note and the business, properties, operations, financial condition or results of operations of the Company and have received satisfactory answers to any inquiries; without limiting the generality of the above, the Buyer, its Affiliates and their advisors have had the opportunity to obtain and to review the SEC Reports in connection with the Buyer's decision to purchase the Note and the Buyer has relied solely upon the SEC Reports, the representations, warranties, covenants and agreements of the Company set forth in this Agreement and to be contained in the other Transaction Documents, as well as any investigation of the Company completed by the Buyer, its Affiliates or their advisors; the Buyer and its Affiliates understand that an investment in the Note involves a high degree of risk.

            (e) Absence of Approvals. The Buyer and its Affiliates understand that no government or governmental agency has passed on or made any recommendation or endorsement of the Note.

            (f) Note Purchase Agreement. The Buyer has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents executed by the Buyer in connection with this Agreement and to consummate the transactions contemplated by them; and this Agreement and the other Transaction Documents have been duly and validly authorized, duly executed and delivered by the Buyer and, assuming due execution and delivery by the Company, are valid and binding agreements of the Buyer enforceable in accordance with their terms, except (1) their enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws now or after the date of this Agreement in effect relating to or affecting creditors' rights generally and (B) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law and (2) any rights to indemnity or contribution may be limited by federal and state securities laws and public policy considerations.

            (g) Buyer Status. Neither the Buyer nor any of its Affiliates is a "broker" or "dealer" as those terms are defined in the 1934 Act which is required to be registered with the SEC under Section 15 of the 1934 Act.

 4.   Representations, Warranties and Covenants of the Company.

            The Company represents and warrants to the Buyer that the following matters are true and correct on the date of execution and delivery of this Agreement and will be true and correct on the Closing Date, and the Company covenants and agrees with the Buyer as follows:

            (a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (i) own, lease and operate its properties and to carry on its business as described in the SEC Reports and as currently conducted, and (ii) to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by them. The Company has no Subsidiaries other than Ebbisham.

            (b) Qualifications. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where qualification is necessary and where failure to qualify could reasonably have a material adverse effect on the business, properties, assets, operations, or financial condition of the Company and its Subsidiaries taken as a whole (any event of this kind, a "Material Adverse Effect").

            (c) Capitalization. The authorized capital of the Company consists of (a) 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which 12,082,744 shares of Common Stock were outstanding on January 31, 1999 and no shares of Preferred Stock of the Company were outstanding. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in the SEC Reports, there are no (1) options, warrants or other rights to purchase, (2) agreements or other obligations to issue or (3) other rights to convert any obligation into or exchange any securities for, shares of capital stock of or ownership interests in the Company. Except as described in the SEC Reports, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any corporation, partnership, limited liability company, incorporated organization, firm, joint venture or other entity.

            (d) Corporate Authorization. This Agreement and the other Transaction Documents have been duly and validly authorized by the Company; this Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Buyer, this Agreement is and the other Transaction Documents will be, when duly executed and delivered by the Company and the other parties to them, valid and binding obligations of the Company enforceable in accordance with their terms, except (1) their enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws now or after the date of this Agreement in effect relating to or affecting creditors' rights generally and (B) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law and (2) any rights to indemnity or contribution may be limited by federal and state securities laws and public policy considerations.

            (e) Non-contravention. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation by the Company of the issuance of the Note and the other transactions contemplated by this Agreement, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any provision of the certificate of incorporation or by-laws of the Company, (ii) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets are bound or affected (the "Contracts"), (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets, in each case in clause (ii) and
 (iii), as could be reasonably likely to have a Material Adverse Effect; provided that any breach, default, modification, contravention or violation or other event or action does not and will not affect the obligation or ability of the Company to perform any of its duties under this Agreement or the other Transaction Documents or (iv) have any material adverse effect on any Permit, certification, registration, approval, consent, license or franchise necessary for the Company to own or lease and operate any of its properties and to conduct any of its business.

            (f) Approvals. No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is necessary to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement and the Note and the issuance and sale of the Note as contemplated by this Agreement and the terms of the Note. In connection with the License Agreement, the Company has either
 (x) satisfied the requirements of the HSR Act and the analogous laws of Ireland or (y) determined, in consultation with its legal counsel, that the requirements of the HSR Act and the analogous laws of Ireland do not apply.

            (g) SEC Filings. The Company has timely filed all periodic and other reports required to be filed under the 1934 Act and all other forms, reports, registration statements and documents required to be filed with the SEC since July 31, 1996. All of these forms, reports, registration statements and documents complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act. As of their respective dates, these reports and documents (including the information and documents incorporated in them by reference) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading.

            The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the forms, reports, registration statements and documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and, except as otherwise stated in them, fairly present, in all material respects, the financial position of the Company at the dates of them and the results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they include footnotes or may be condensed or summary statements) and the audited financial statements are accompanied by an unqualified opinion on them by the Company's independent auditors.

            (h) Absence of Certain Proceedings. Except as described in the SEC Reports, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company in which an unfavorable decision, ruling or finding would have a material adverse effect on the business, properties, operations, financial condition or results of operations of the Company or the transactions contemplated by this Agreement or any of the other Transaction Documents or which could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the other Transaction Documents.

            (i) Absence of Brokers, Finders, Etc. No broker, finder, or similar Person is entitled to any commission, fee, or other compensation by reason of the transactions contemplated by this Agreement. The Company will pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim for any commission, fee or other compensation of this kind.

            (j) No Solicitation; Compliance. No form of general solicitation or general advertising was used by the Company or any of its Affiliates or, to its knowledge, any other Person acting on behalf of the Company, in respect of the Note or in connection with the offer and sale of the Note. Neither the Company nor any of its Affiliates nor, to its knowledge, any Person acting on behalf of the Company has, either directly or indirectly, (1) sold or offered for sale to any Person the Note or, within the six months prior to the date of this Agreement, any other similar security of the Company except as contemplated by this Agreement or (2) engaged in any directed selling efforts (as the term is defined in Regulation S) with respect to the Note. The Company represents that neither the Company nor any of its Affiliates nor any Person authorized to act on its behalf will sell or offer for sale any security to, or solicit any offers to buy any security from, or otherwise approach or negotiate with, any Person so as to cause the issuance or sale of the Note to be in violation of any of the provisions of Section 5 of the 1933 Act.

            The Company, its Affiliates and any Person acting on behalf of the Company have complied with the offering restrictions requirements of Regulations S. The Company is a "reporting issuer" (as the term is defined in Regulation S)

            (k) Licenses; Permits. The Company possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as currently conducted and as proposed to be conducted ("Permits"), except where failure to obtain the Permits would not, individually or in the aggregate, have a Material Adverse Effect and except as disclosed in the SEC Reports. The Company has fulfilled and performed all of its obligations with respect to the Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of them or results in any other material impairment of the rights of the holder of any Permit. The Company has not received any notice of any proceeding relating to revocation or modification of any Permit, except where the revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

            (l) Subsequent Events. Other than in connection with the Transaction Documents, since January 31, 1999, (1) the Company has not incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise) or solvency of the Company, (2) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock and (3) there has not been any material change in the capital stock or long-term indebtedness of the Company.

            (m) Tax Matters. The Company has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to file returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due on them. Other than tax deficiencies which the Company is contesting in good faith and for which the Company has provided adequate reserves, there is no tax deficiency that has been asserted against the Company that would, individually or in the aggregate, have a Material Adverse Effect.

            (n) Property. The Company has good and marketable title to all real property and personal property owned by it and all leasehold estates in the real and personal property being leased by it, in each case free and clear of all liens, charges, encumbrances or restrictions, except to the extent the failure to have title or the existence of liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect.

            The Company owns or possesses adequate licenses or other valid rights to use all patents and applications, trademarks, service marks, trade names, copyrights and know-how (collectively "Proprietary Rights") necessary to conduct the businesses currently or proposed to be conducted by it, except for any lack of or defects in ownership as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency other than notices relating to Proprietary Rights the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notice of infringement of or conflict with (and does not know of any infringement of or conflict with) asserted rights of others with respect to any Proprietary Rights which, if the assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

            (o) Contracts. Each of the Contracts is valid and enforceable against the Company and to the knowledge of the Company is valid and enforceable against the other party or parties to them, and the Company is not, and has no knowledge that any other party is, in default under or in respect of any Contract, with only those exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

            (p) Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect (1) the Company is in compliance with and not subject to liability under applicable Environmental Laws, (2) the Company has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (3) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company under any Environmental law, (4) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company, (5) the Company has not received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state law, (6) no property or facility of the Company is (A) listed or proposed for listing on the National Priorities List under CERCLA or (B) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated under CERCLA, or on any comparable list maintained by any state or local governmental authority.

            For purposes of this Agreement, "Environmental Laws" means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered under them, relating to pollution or protection of public or employee health and safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened release of hazardous materials into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and aboveground storage tanks and related piping, and emissions, discharges, releases or threatened releases from them.

            (q) Labor Matters. There is no strike, labor dispute, slowdown and work stoppage with the employees of the Company which is pending or, to the knowledge of the Company, threatened.

            (r) Insurance. The Company carries insurance in amounts and covering risks as is adequate for the conduct of its business and the value of its properties.

            (s) Employee Benefits. The Company has no liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company or any Subsidiary makes or ever has made a contribution and in which any employee of the Company is or has ever been a participant. With respect to these plans, the Company and the Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA.

            (t) Books and Records. The Company (1) makes and keeps accurate books and records and (2) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

 5.   Certain Covenants.

            (a) Transfer Restrictions. The Buyer acknowledges and agrees that
 (1) the Note to be issued to it under this Agreement has not been and is not being registered under the provisions of the 1933 Act or any state securities laws; (2) no sale, assignment or other transfer of the Note or any interest in it may be made except in accordance with its terms to a Permitted Transferee; and (3) the Company is under no obligation to register the Note under the 1933 Act.

            (b) Restrictive Legends. (1) The Buyer acknowledges and agrees that the Note shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Note):

      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT EXCEPT UNDER A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT AND DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

            (c) State Securities Laws. On or before the Closing Date, the Company shall take any action necessary to qualify, or to obtain an exemption for, the Note for issuance to the Buyer under this Agreement under the securities laws of jurisdictions in the United States as shall be applicable. In connection with these obligations of the Company, the Company shall not be required (1) to qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (2) to subject itself to general taxation in any jurisdiction, (3) to file a general consent to service of process in any jurisdiction, (4) to provide any undertakings that cause more than nominal expense or burden to the Company or (5) to make any change in its charter or by-laws which the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders. The Company shall furnish the Buyer with copies of all filings, applications, orders and grants or confirmations of exemptions relating to securities laws on or before the Closing Date.

            (d) Commercially Reasonable Efforts. Each of the parties shall use its commercially reasonable efforts timely to satisfy each of the conditions to the other party's obligations to issue and purchase the Note set forth in Sections 6 or 7, as the case may be, of this Agreement on or before the Closing Date.

            (e) Debt Obligation. So long as any portion of the Note is outstanding, the Company shall cause its books, records and financial statements to reflect the Note as a debt of the Company in its unpaid accreted amount.

            (f) Filings. In the event the Company determines, in consultation with its legal counsel, that the requirements of the HSR Act and the analogous laws of Ireland apply to transactions contemplated by the License Agreement, each of the

 Company and the Buyer agree to make any filing required by the HSR Act and the analogous laws of Ireland in connection with them after consultation with the other as to the proper form, scope and substance of the filing.

 6.   Conditions to the Company's Obligation to Issue.

            The Buyer understands that the Company's obligation to issue the Note to the Buyer under this Agreement is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived by the Company in its sole discretion):

            (a) The delivery by the Buyer of the acknowledgment described in
 Section 2(b).

            (b) On the Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

            (c) The representations and warranties of the Buyer contained in this Agreement shall have been true and correct on the date of this Agreement and on the Closing Date as if made on the Closing Date and on or before the Closing Date the Buyer shall have performed all covenants and agreements of the Buyer required to be performed by the Buyer on or before the Closing Date.

            (d) No event which, if the Note were outstanding, would constitute an Event of Default shall have occurred and be continuing unless the Buyer shall have waived in writing the Event of Default, and the rights of the Buyer under the Note with respect to the Event of Default.

 7.   Conditions to the Buyer's Obligation to Purchase.

            The Company understands that the Buyer's obligation to purchase the
 Note is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived by the Buyer in its sole discretion):

            (a) Delivery by the Company of the Note in accordance with this Agreement.

            (b) On the Closing Date, the issuance of the Note under this Agreement has not been enjoined (temporarily or permanently), and no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

            (c) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of that date), and on or before the Closing Date the Company shall have performed all covenants and agreements of the Company contained in this Agreement required to be performed by the Company on or before the Closing Date.

            (d) No event which, if the Note were outstanding, would constitute an Event of Default shall have occurred and be continuing. Since January 31, 1999, and except as disclosed in SEC Reports filed since that date, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

            (e) The Company shall have delivered to the Buyer its certificate, dated the Closing Date, duly executed by an officer of the Company to the effect set forth in subparagraphs (b), (c) and (d) of this Section 7.

            (f) On the Closing Date, the Buyer shall have received the opinion, dated as of the Closing Date and addressed to the Buyer, of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Company, in the form attached to this Agreement as Annex B or otherwise satisfactory to the Buyer.

 8.   Miscellaneous.

            (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS.

            (b) Headings. The headings, captions and footers of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

            (c) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

            (d) Notices. All notices and other communications required or permitted under this Agreement shall be sufficiently given if delivered personally or sent by nationally recognized courier service or facsimile (receipt requested), addressed as follows:

            (i)   if to the Company, to:
                        Emisphere Technologies, Inc.
                        765 Old Saw Mill River Road
                        Tarrytown, New York 10591
                        Telephone:  (914) 347-2220
                        Facsimile:  (914) 347-2498
                        Attention:  Michael M. Goldberg

                  with a copy to:
                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York 10019
                        Telephone:  (212) 373-3000
                        Facsimile:  (212) 757-3990
                        Attention:  John P. McEnroe, Esq.

                  and to:
                        H. Warren Browne, Esq.
                        25 Five Ponds Drive
                        Waccabuc, New York 10597
                        Telephone:  (914) 763-5599
                        Facsimile:  (914) 763-6321

            (ii)  if to the Buyer, to:
                        Elan International Services, Ltd.
                        102 St. James Court
                        Flatts, Smiths Parish
                        Bermuda F104
                        Telephone: (441) 292-9169
                        Telecopy:  (441) 292-2224
                        Attention: Chief Financial Officer

                  with a copy to:
                        Cahill, Gordon & Reindel
                        Eighty Pine Street
                        New York, New York 10005-5420
                        Telephone: (212) 701-3000
                        Telecopy:  (212) 269-5420
                        Attention: William M. Hartnett, Esq.

            All notices shall be deemed to have been received (i) on the date delivered, if delivered by facsimile or personally or (ii) on the day after the notice is delivered into the possession and control of a nationally recognized overnight delivery service, duly marked for delivery to the receiving party. A party may change the address to which notice or other communication under this Agreement is to be delivered by giving the other party notice in the manner set forth in this section. If any notice, filing, delivery or payment shall be required by the terms of this Agreement to be made on a day that is not a Business Day, the notice, filing, delivery or payment shall be made on the immediately succeeding Business Day.

            (e) Counterparts. This Agreement may be executed in counterparts by the parties to it, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A facsimile transmission of this Agreement bearing a signature on behalf of a party to it shall be legal and binding on that party.

            (f) Entire Agreement; Benefit. This Agreement, together with the Note, constitutes the entire agreement among the parties to it with respect to the subject matter of it. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to in this Agreement and the Note. This Agreement, together with the Note, supersedes all prior agreements and understandings, whether written or oral, between the parties to this Agreement with respect to the subject matter of this Agreement. This Agreement and the terms and provisions of it are for the sole benefit of the Company, the Buyer and their respective successors and permitted assigns.

            (g) Standstill Agreement. The Standstill Agreement will remain unchanged and in full force and effect until its expiration in accordance with its terms.

            (h) Waiver. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising a right or remedy, or course of dealing between the parties shall not operate as a waiver or as an amendment of this Agreement, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce a right or power, preclude any other or further exercise of that right or power or exercise of any other right or power.

            (i) Amendment. No amendment, modification, waiver, discharge or termination of any provision of this Agreement nor consent to any departure by the Buyer or the Company from it shall in any event be effective unless it shall be in writing and signed by each party to this Agreement, and then shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the parties to this Agreement shall operate as an amendment of this Agreement.

            (j) Further Assurances. Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

            (k) Expenses. All reasonable expenses incurred in connection with filings or qualifications under this Agreement shall be paid by the Company. Except as otherwise provided in this section 8(k), each of the Company and the Buyer shall bear its own expenses in connection with this Agreement and the transactions contemplated by it.

            (l) Survival. The respective representations, warranties, covenants and agreements of the Company and the Buyer contained in this Agreement and the documents delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing under it and delivery of and payment for the Note, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Buyer or any Person controlling or acting on behalf of the Buyer or by the Company or any Person controlling or acting on behalf of the Company.

            (m) Confidentiality and Non-disclosure. From and after the date of this Agreement neither party shall, except as required by applicable law, regulation, stock exchange rule or judicial or administrative process, disclose to any Person, publicly or privately, this Agreement or the substance of the transactions contemplated by it or the involvement of the parties with each other as contemplated by it, without the prior written consent of the other party; provided, that (1) even if one party is required by applicable law, regulation, stock exchange rule or judicial or administrative process to make a disclosure relating to this Agreement, the other party shall have reasonable prior notice of and, if practicable under the circumstances, shall be afforded the ability to provide input with respect to any disclosure and (2) the parties agree the Company may issue a press release in a form to be agreed to by the parties.

            (n) Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers who are duly authorized as of the date first set forth above.

                        EMISPHERE TECHNOLOGIES, INC.

                        By: /s/ Charles Abdalian
                            --------------------
                            Name:  Charles Abdalian
                            Title: Chief Financial Officer


                        ELAN INTERNATIONAL SERVICES, LTD.

                        By: /s/ Kevin Insley
                            ----------------
                            Name:  Kevin Insley
                            Title: President

                            [NOTE PURCHASE AGREEMENT]